EXHIBIT 99.1

September 5, 2002

To the General Counsel and Compliance officers of Broker-Dealers holding units of El Paso Energy Partners, L.P. (NYSE: EPN)

Subject: Risk exposure related to lending partnership units to cover short positions.

El Paso Energy Partners, L.P. (EPN) is a partnership with limited partner units publicly traded on the New York Stock Exchange under the ticker symbol EPN. In recent months EPN has experienced speculative trading uncharacteristic of its individual-investor base, including a current short-interest position exceeding six days of average trading volumes. This letter is to remind broker-dealers of the risk exposure to their clients associated with lending EPN units from their clients' accounts to cover short sales.

Following is the pertinent excerpt from El Paso Energy Partners' prospectus.

Treatment of Short Sales
A limited partner whose units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of ownership of those securities. If so, he would no longer be a partner with respect to those securities during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period, any of our income, gain, deduction or loss with respect to those securities would not be reportable by the limited partner, any cash distributions received by the limited partner with respect to those securities would be fully taxable and all of such distributions would appear to be treated as ordinary income. Limited partners desiring to assure their status as partners and avoid the risk of gain recognition should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units or other limited partner interests. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests.


Sincerely,


/s/ Sandra M. Ryan


Sandra M. Ryan
Director, Investor Relations
El Paso Energy Partners